FORM 8-KSB

UNITED STATE

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2006

AMERICAN HOME FOOD PRODUCTS, INC.
(formerly Novex Systems International, Inc.)
(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	(IRS Employer ID No.)

67 Wall Street	New York, New York	10005
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code 914-337-0231

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 11, 2006, American Home Food Products, Inc. announced that it entered into a non-binding Letter of Intent to acquire 100% of the ownership interests in a privately-held specialty food company (the “Target”). The terms of the transaction contemplate a payment of approximately $4.5 million in cash and notes and the assumption of $1 million in liabilities as part of the purchase consideration. The consummation of the transaction is subject to financing and the execution of a definitive stock purchase agreement. As part of the Letter of Intent, the Company and the Target have agreed to an exclusivity period to complete these negotiations.

The Company further stated that several new directors and officers will join the Company upon the Closing of the transaction.

A copy of the announcement is attached to this Form. The parties have signed a mutual confidentiality agreement and for proprietary reasons have elected to summarize the Letter of Intent in the business announcement and this filing and will not disclose the Target’s identity and all the terms and conditions of the transaction until such time as a definitive stock purchase agreement has been executed. The Company’s board determined that it in the best interest of the Company to limit the disclosure of all the terms of the transaction to safeguard its near term business plans that the board believes are proprietary to the Company and shouldn’t be publicized until a definitive agreement is reached.

With this transaction, the Company intends to recapitalize its existing debts as a condition to the Closing.

Item 9.01	Financial Statements And Exhibits.

(d)	Exhibits.

99	Press release dated December 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HOME FOOD PRODUCTS, INC.

By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED: December 11, 2006

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